EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 Nos. 333-186048, 333-174629, and 333-200005) of Pernix Therapeutics Holdings, Inc.,

(2) Registration Statement (Form S-4 No. 333-200042) of Pernix Therapeutics Holdings, Inc., and

(3) Registration Statement (Form S-8 Nos. 333-168877, 333-167327, and 333-175992) pertaining to the Employee Benefit Plans of Pernix Therapeutics Holdings, Inc.;

of our report dated May 29, 2015, with respect to the Statement of Assets Acquired as of December 31, 2014 and 2013 and Statement of Revenue and Direct Expenses for each of the two years in the period ended December 31, 2014 of the Zohydro ER Product Line of Zogenix, Inc., included in this Current Report on Form 8-K/A of Pernix Therapeutics Holdings, Inc. dated June 16, 2015.

/s/ Ernst & Young LLP

San Diego, California
June 12, 2015